Exhibit 99.1

Banc of California Announces Redemption

of 7.50% Senior Notes Due April 15, 2020

IRVINE, Calif., (March 11, 2016) – Banc of California, Inc. (NYSE: BANC), the holding company for Banc of California, National Association, today announced that it intends to redeem all of its outstanding 7.50% Senior Notes due April 15, 2020 (the “7.50% Senior Notes”). The 7.50% Senior Notes, which have an aggregate outstanding principal amount of $84,750,000, will be redeemed on April 15, 2016, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date. The 7.50% Senior Notes are listed on the New York Stock Exchange under the symbol “BOCA.”

The paying agent for the redemption of the 7.50% Senior Notes is U.S. Bank National Association, 111 Fillmore Avenue E, St. Paul, Minnesota 55107.

A notice of redemption is being sent to all currently registered holders of the 7.50% Senior Notes by the trustee, U.S. Bank National Association. Copies of the notice of redemption may be obtained from U.S. Bank National Association by calling toll free 1-800-934-6802.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse private businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com